Exhibit 23.2
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
We have issued our report dated January 21, 2011, with respect to the financial statements of SG Resources Mississippi, L.L.C. as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010 included in the Current Report of PAA Natural Gas Storage, L.P. on Form 8-K filed on April 15, 2011 (File No. 001-34722), which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Houston, Texas
July 28, 2011